     Exhibit 10.06.20
DECIMA RESEARCH INC.
LEASE FROM
ALEXIS NIHON
REAL ESTATE INVESTMENT TRUST
FOR PREMISES AT
1080 BEAVER HALL HILL,
MONTREAL, QUEBEC
Gowling Lafleur Henderson LLP
Barristers & Solicitors
Suite 2600, 160 Elgin Street
Ottawa, Ontario
K1P 1C3
(Laurie J. Sanderson / File No. 02-356736)

TERM SHEET
Prepared: January 16, 2006
This term sheet us provided solely as a summary of the basic terms and conditions of a lease agreement pertaining to the premises described herein. It is not intended to be and should not be taken as a legal interpretation of the lease referenced herein. We strongly recommend that each clause be read in its entirety prior to taking action in regard to the same.
Capitalized terms have the meanings given to them in the Lease.
LANDLORD:
Alexis Nihon Real Estate Investment Trust                (“Nihon”)
TENANT:

Decima Research Inc.                (“Decima”)
PREMISES:

Suite 400, 1080 Beaver Hall Hill, Montreal, Quebec
AREA OF PREMISES:

15,321 square feet, subject to any subsequent measurement by
Nihon in accordance with the Lease                (s. 2.2)
TERM:

10 Years and 3 months
COMMENCEMENT DATE:

February 1, 2006
EXPIRY DATE:

April 30, 2016
FIXTURING PERIOD:
Decima is granted a Fixturing Period from September 15, 2005 to January 31, 2006 to set up and operate its business. During the Fixturing Period, Decima is not required to pay Basic Rent or Additional Rent, but will be responsible for fees related to any request from Decima for provision (i) climate control outside normal business hours; and (ii) janitorial and cleaning services in the Premises (Schedule “B”, s. 1.1)
OPTION TO EXTEND:
Provided it has respected its obligations under the Lease, Decima has an option to extend the Term for 1 additional period of 5 years. To exercise such option, Decima must give Nihon written notice by April 30, 2015. The extended term is to be on the same terms and conditions as the initial Term, except for the Basic Rent, the Contribution, the Landlord’s Work, the Right to Terminate and any further option to extend. The Basic Rent for the extended term is to be negotiated based on current fair market rent for leases with similar terms, for comparable premises as if leased to an existing tenant on renewal of their lease in comparable buildings and locations. Nihon and Decima are to agree on the Basic Rent for the extended term within 60 days from Nihon’s receipt of Decima’s notice exercising the option, failing which the option to extend will be null and void. The option to extend is personal to Decima and may not be assigned or transferred except to a Permitted Transferee. (Schedule “B”, s. 2)

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RIGHT TO TERMINATE:
Provided Decima is not then in default under the Lease and has remitted the Indemnity (see below) within the prescribed time limit, Decima will have a one time Right to Terminate the Lease on April 30, 2012. To exercise such right, Decima must give Nihon written notice by April 30, 2011.
Decima is to remit to Nihon, by March 30, 2012, an indemnity for its use of the Right to Terminate, by certified cheque, in an amount equivalent to the unamortized portion of the Landlord’s Work, the Contribution, the Commission and all leasing costs, plus interest at 10% per annum, failing which the Right to Terminate will be null and void.
Decima is also to reimburse Nihon for any amount owed for the adjustment of Additional Rent up to the Termination Date, such adjustment to be effected at the end of the Occupancy Period.
The Right to Terminate is personal to Decima and may not be assigned or transferred except to a Permitted Transferee. (Schedule “B”, s. 5)
OVERHOLDING:
If Decima remains in possession of the Premises after expiry of the Term without a new lease or an agreement extending the Term, Nihon may treat Decima as a month-to-month tenant at a monthly Basic Rent equal to 150% of the monthly amount of Basic Rent payable in the last month of the Term, and otherwise on the same terms as in the Lease insofar as the same are applicable to a monthly tenancy. (s. 7.9)
BASIC RENT:
Decima is to pay Basic Rent in equal consecutive monthly installments, in advance, on the first day of each month of the Term as follows:

	Annual Basic	Monthly	Rate per Square
Period	Rent	Installment	Foot
February 1, 2006 - April 30, 2011	$183,852	$15,321	$12
May 1, 2011 - April 30, 2016	$214,494	$17,874.50	$14
Figures are subject to adjustment following any measurement of the Area of the Premises by Nihon. (ss. 2.2 and 3.2 and s. B of Principal Lease Terms)
ADDITIONAL RENT:
Nihon is to estimate Decima’s Operating Expense Payment for each Occupancy Period. Decima is to pay the estimated amount to Nihon in equal consecutive monthly installments, in advance, on the first day of each month. At Nihon’s option, Decima is to pay its Tax Payment either by monthly installments based on Nihon’s estimate or in one or more installments due no later than 5 business days prior to the date on which Tax installments must be paid by Nihon. If Nihon chooses the latter option, it is to deliver a payment notice to Decima at least 15 days prior to the due date of the relevant Tax installment.
Within a reasonable time after the end of each Occupancy Period, Nihon is to deliver to Decima statements showing in reasonable detail the actual amount of Decima’s Operating Expense Payment and Decima’s Tax Payment for such Occupancy Period and the calculation thereof. Nihon is also to deliver a certificate of an independent chartered accountant showing the actual Operating Expenses for the relevant Occupancy Period. Any shortfall in the amount paid by

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Decima is to be paid within 15 days after delivery of the statement. Any overpayment is to be credited to Decima’s rental account or, in the case of the last Occupancy Period of the Term, refunded to Decima within 15 days after delivery of the statement. (s. 3.3)
The estimate for 2005 of the Operating Expense Payment for the first Occupancy Period is $9.53 per square foot of the Area of the Premises, including a 15% administration fee. The estimate for 2005 of the Tax Payment for the first Occupancy period is $3.32 per square foot of the Area of the Premises. (s. B of the Principal Lease Terms)
SECURITY DEPOSIT:
Decima paid a Security Deposit of $107,188.92, including taxes, which is to be applied to the Rent for the months of February 2006 and March 2006, with the balance to be held as security for the performance of Decima’s obligations under the Lease. If Nihon applies any of the Security Deposit in payment of amounts due and unpaid by Decima, within 5 days of Nihon’s request, Decima is to remit a certified cheque in the amount so applied. Provided Decima is not in default under the Lease, Nihon is to credit the balance of the Security Deposit to the last month’s Rent. (s. 3.6)
NIHON’S CONTRIBUTION:
Provided Decima is not in default under the Lease, Nihon is to contibute $26.20 per square foot of the gross rentable area of the Premises, plus applicable GST and QST, to the set up of Decima’s business and equipment and the construction of the initial leasehold improvements in the Premises. Fifty percent (50%) if the Contribution is to be paid to Decima after execution of the Lease. The balance is to be paid following (1) Decima’s written demand; (2) presentation of the appropriate invoices; and (3) fulfillment of the following conditions:
(i)	completion of Decima’s leasehold improvement work, in conformity with the Lease;

(ii)	delivery to Nihon of proof that all invoices pertaining to the leasehold improvements have been fully paid;

(iii)	delivery to Nihon of proof that no hypothec has been or will be registered against the Premises and/or Building after a 35-day delay following completion of the leasehold improvement work; and

(iv)	Decima is not in monetary default under the Lease.
Any unused amounts of the Contribution are to be paid to Decima to use at its discretion. (Schedule “B”, s.6)
UTILITY CHARGES AND HVAC:
Decima is to pay all charges for utilities consumed in the Premises directly to the supplier. (s. 3.4)
Decima requires hours of operation from 8:00 am to 11:00 pm, 7 days per week and Nihon agrees to provide HVAC for those hours. (Schedule “B”, s. 7)
RIGHT OF FIRST OFFER:
Provided Decima is not in default under the Lease, and subject to prior existing rights, Decima has the option to lease all or part of any space which becomes vacant and available on the 3rd and 5th floors of the Building. Nihon is to notify Decima of any Available Space and the possession date and Decima will have 15 business days to exercise its Right of First Offer. If Decima exercises its Right of

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First Offer, all terms and conditions of the Lease will apply to the Available Space, except the Fixturing Period, the Landlord’s Work and the Contribution. The Right of First Offer is personal to Decima and may not be assigned or transferred except to a Permitted Transferee. (Schedule “B”, s. 3)
RIGHT OF FIRST REFUSAL:
Provided it is not in default under the Lease and has not subleased all or part of the Premises and has not assigned the Lease, and subject to existing rights of other occupants of the Building, if Nihon receives a bona fide offer to lease any vacant and available space on the 3rd or 5th floors of the Building which Nihon is prepared to accept, Nihon is to notify Decima of the provisions of the offer and Decima will have until 5:00 pm, 5 business days following receipt of the notice to exercise its Right of First Refusal to lease such space. The lease of such space is to be on the terms and conditions in the offer, except that the term is to be co-terminous with the Lease. The Right of First Refusal is personal to Decima and may not be assigned or transferred except to a Permitted Transferee. (Schedule “B”, s. 4)
USE:
The Premises are to be used only for business office, and for the specific purpose of a survey center and for no other purpose. The use of the Premises is not to exceed a density superior to 1 person per 88 square feet of the Area of the Premises. (s. 2.3 and s. E of the Principal Lease Terms)
Decima is to operate its business in the whole of the Premises continuously throughout the Term. (s. 2.4)
CERTIFICATE OF OCCUPANCY:
Decima is to obtain from the relevant authority its certificate of occupancy within 30 days following the Commencement Date. (s. 7.8)
PARKING:
Decima is to have the use of 10 unreserved parking spaces in the Building’s parking area for the Term, at the monthly Building rate for the parking area, subject to periodic adjustment. (Schedule “B”, s. 9)
SIGNAGE:
Decima is entitled to have its name shown on the directory board for the Building, at Nihon’s expense. Decima may also have its name at one of the entrance doors to the Premises, at its own expense. Nihon, in its sole discretion, is to design the style of such signage. (Schedule “F”,
s. 12)
RESTORATION OBLIGATIONS:
Upon expiration or earlier termination of the Term, Decima will not be obliged to remove any Improvements made to the Premises, provided it leaves the Premises in good order, save for normal wear and tear, except if Nihon, at the time of providing its consent to any Improvements, specified that at any specific Improvements are to be removed by Decima, at its cost.
Decima is to remove all Tenant Property (being trade fixtures and movable property) from the Premises at the end of the Term and repair any damage caused by the installation or removal of such Tenant Property. Decima is to leave the Premises, the Improvements and those areas from which Improvements are removed, in good repair and in a neat and tidy condition. Any Tenant Property left on the Premises may be removed by Nihon at Decima’s expense. (s. 4.2)

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ASSIGNMENT AND SUBLETTING:
Provided Decima is not in default under the Lease and provided the Permitted Transferee respects the Permitted Use, Decima may assign the Lease or sublet the Premises to its affiliates or related entities or any replacement or successors thereof, without Nihon’s consent. Decima is to notify Nihon of any such Transfer at least 30 days prior to its realization. (subs. 5.1.8)
Decima is not otherwise to effect or permit a Transfer without Nihon’s prior written consent, not to be unreasonably withheld or unduly delayed. (subs. 5.1.1)
If Decima requests consent to a Transfer, Nihon has the option of terminating the Lease rather than granting consent. If Nihon exercises its right to terminate the Lease, Decima may withdraw its request for consent to Transfer within 5 days of receipt of Nihon’s termination notice. (subs. 5.1.3)
RELOCATION:
Nihon may relocate the Premises to another location at any time during the Term provided: (i) the area of the new premises is approximately the same as the original Premises; and (ii) the new premises are as accessible and convenient to Decima for the purpose of the Permitted Use. The Basic Rent, Operating Expense Payment and Tax Payment for the new premises are to be adjusted according to the rentable area of the new premises. Nihon is to pay all direct costs of relocating Decima to the new premises. (s. 7.5)
LANDLORD’S WORK:
Nihon is to ensure that all base building elements are in good working order. Nihon is to ensure that the HVAC system provides Decima with appropriate temperature control and fresh air. (Schedule “B”, s. 7)

September 2, 2005
OFFICE LEASE
dated September 9th, 2005
between
ALEXIS NIHON REAL ESTATE INVESTMENT TRUST
(the “Landlord”)
and
DECIMA RESEARCH INC
(the “Tenant”)
for
premises situated at 1080 Beaver Hall Hill, Montreal, Quebec

i

ii

(1)
LEASE
between
ALEXIS NIHON REAL ESTATE INVESTMENT TRUSTT
and
DECIMA RESEARCH INC
Schedule of Principal Lease Terms
A.	Area of the Premises: 15,321 square feet, subject to Section 2.2

B.	Principal Components of Rent:

(1)	Basic Rent: the Tenant shall pay Basic Rent in respect of each lease period referred to in the following paragraph, in the amount per square foot per annum set out in the following paragraph opposite such period. This amount corresponds to annual and monthly payments during each such period in the amounts set out in the following paragraph, based upon an Area of the Premises as set out in paragraph A of this Schedule and subject to adjustments to reflect any adjustment of the Area of the Premises under Section 2.2.

(1.a)	For the period commencing on February 1st, 2006 and terminating on April 30th, 2011, a Basic Rent of $12.00 per square foot of the Area of the Premises per annum which represents an amount of $15,321.00 per month, for a total of $183,852.00 per year.

(1.b)	For the period commencing on May 1st, 2011 and terminating on April 30th, 2011, a Basic Rent of $14.00 per square foot of the Area of the Premises per annum which represents an amount of $17,874.50 per month, for a total of $214,494.00 per year.

(2)	Landlord’s estimate for the year 2005 of Tenant’s Operating Expense Payment for the first Occupancy Period: $9.53 per square foot of the Area of the Premises including an administration fee of 15%.

(3)	Landlord’s estimate for the year 2005 of Tenant’s Tax Payment form the first Occupancy Period: $3.32 per square foot of the Area of the Premises. This estimate does not include the Business Taxes payable by the Tenant under 0 3.8.
C.	Building means the building bearing civic address of 1080 Beaver Hall Hill, Montreal, Quebec.

D.	Commencement Date is: February 1st, 2006.

E.	Permitted Use means as a business office only, and for the specific purpose of a survey center and for no other purpose.

F.	Premises means the premises known as Suite 400, situated on the fourth (4th) floor of the Building. The Premises are outlined in red on Schedule “A” annexed hereto.

G.	Security Deposit: $107,188.92, including applicable taxes.

H.	Schedule of special lease provisions: Schedule “B” to this Lease sets out certain special provisions applicable to the Lease of the Premises by the Tenant.

I.	Term means the period of ten (10) years and three (3) months, commencing on the Commencement Date and terminating on April 30th, 2016.

LEASE
Lease entered into in Montreal, Quebec, this                      day of                      2005 (the “Lease”)

BETWEEN:	ALEXIS NIHON REAL ESTATE INVESTMENT TRUST, a real estate investment trust, duly established under the laws, having its principal place of business at 3400 de Maisonneuve Boulevard West, Suite 1010, in the city of Montreal, Province of Quebec, H3Z 3B8, herein acting and represented by Guy Charron, Executive Vice-President and Chief Operating Officer and by Pierre Destrempes, Vice-President, Office Leasing duly authorized for the purposes hereof as they so declare;

(the “Landlord”)

AND:	DECIMA RESEARCH INC., a company duly incorporated under Ontario’s Business Corporations Act, having its head office at 630, Sherbrooke West, Suite 1101, in the city of Montreal, Province of Quebec, H3A 1E4, herein acting and represented by Michel Lucas and by N/A, duly authorized for the purposes hereof as they so declare;

(the “Tenant”)
In consideration of their respective covenants and undertakings as set out in this Lease, the Landlord leases the Premises to the Tenant and the Tenant leases the Premises from the Landlord for the Term. The relations between the Landlord and the Tenant in respect of the leasing of the Premises will be governed by the terms and conditions set out in this Lease.
ARTICLE 1
INTRODUCTORY PROVISIONS
Section 1.1 Statement of Intent
It is the intent of the Landlord and the Tenant to act in a commercially reasonable manner with regard to all matters relating to this Lease.
Section 1.2 Net Lease
It is intended that this Lease be absolutely net to the Landlord. The Landlord will be entitled to receive the full amount of the Rent in all circumstances except where the Tenant’s obligations to pay the Rent abates pursuant to ARTICLE 6. The Tenant will make all payments required to be made by it under this Lease as and when due notwithstanding any claims which it may assert against the Landlord, and all such payments will be made without deductions, abatement, set-off or compensation except in the circumstances of an abatement pursuant to ARTICLE 6. The Tenant shall be responsible for all costs or obligations with regard to the Premises and the property except for those matters which are the generality of the foregoing, in those instances in which a matter is stated to be the responsibility of the Tenant, such responsibility shall include the responsibility for all related costs and expenses.
Section 1.3 Defined Terms
Certain of the terms which are used in this Lease are defined in Schedule “C”.

ARTICLE 2
Section 2.1 Preparation of the Premises
The Tenant accepts the Premises on an “as is” basis and acknowledges that the Landlord has no obligation nor any undertakings regarding any modifications, changes or additions to the Premises or the installation of any kind of equipment.
Section 2.2 Area of the Premises
The Area of the Premises stated on the Schedule of Principal Lease Terms is an estimate but will be binding on the Landlord and the Tenant until such time as the Premises are measured in accordance with the provisions of this Section. The Landlord may have the Premises measured by a land surveyor within 90 days following the Commencement Date or at such later time as the Landlord, acting reasonably, may determine. The measurement will be carried out in accordance with the current BOMA Standard of Measurement. The Landlord will deliver a copy of the certificate of area prepared by the land surveyor to the Tenant and the area as disclosed by this certificate will thereafter, but with effect retroactive to the Commencement Date, be the final Area of the Premises, binding on all parties. If any adjustments have to be made by (i) payment by the Tenant of any amount it owes to the Landlord, within 30 days after the Tenant receives its copy of the certificate or (ii) crediting any amounts which the Landlord owes to the Tenant against the payments by the Tenant next coming due under this Lease.
Section 2.3 Permitted Use of the Premises
The Premises will be used only for the Permitted Use and, in particular, the Tenant will not engage in any Prohibited Activities at the Premises. The Tenant will conduct its business in the Premises in a reputable and first class manner befitting the Building. The Tenant recognizes and accepts that its use of the Premises shall not exceed a density superior to one (1) person per eighty eight (88) square feet of the Area of the Premises, the whole in accordance with any applicable laws or by-laws and subject to any modification to the laws or by-laws having for effect to modify the density permitted.
Section 2.4 Continuous operation in the Premises and special requirements
The Tenant will operate and conduct its business in and use the whole of the Premises continuously throughout the Term in an up-to-date, high class and reputable manner befitting the Building and will conduct its business in the Premises in good faith. If, in the Landlord’s sole opinion, acting reasonably, the operation of the Tenant’s business in the Premises requires the posting of a security guard, the policing of common areas and additional cleaning of the Premises and common areas, as the case may be, any costs so incurred, plus administration fee, and any damage or deterioration exceedingly reasonable wear and tear shall be the Tenant’s responsibility and shall be payable within 30 days of receipt of the Landlord’s invoices thereafter. The Tenant acknowledges that the conduct of its business in the Premises in an up-to-date, high class and reputable manner is of utmost importance to the Landlord in the renting of space in the Building and the renewal of other leases therein. The Tenant therefore covenants and agrees that it will throughout the Term and any extension thereof occupy the entire Premises and comply strictly with the provisions of this Section 2.4. The Tenant acknowledges that the Landlord is executing this Lease in reliance thereupon and that the same is a material element inducing the Landlord to execute this Lease.

ARTICLE 3
RENT
Section 3.1 Rent
The Tenant will pay during the Term the aggregate of the amounts required to be paid by it under this Lease. Such amounts will together constitute the Rent.
Section 3.2 Basic Rent
The Tenant will pay the Basic Rent to the Landlord. The Basic Rent will be payable in equal consecutive monthly installments during each year, in advance on the first day of each calendar month, except that the first installment of Basic Rent will be due and payable on the Commencement Date.
Section 3.3 Additional Rent
3.3.1	The Tenant will pay Tenant’s Operating Expense Payment and Tenant’s Tax Payment for each Occupancy Period in the manner set out in Sections 3.3.2, 3.3.3, and 3.3.4. The Tenant will also pay all other Additional Rent to the Landlord.

3.3.2	The Landlord will estimate Tenant’s Operating Expense Payment for each Occupancy Period. The Tenant will pay the estimated amount to the Landlord in equal consecutive monthly installments during such Occupancy Period, in advance on the first day of each calendar month. The Landlord may re-estimate this amount during the Occupancy Period and the monthly installments will be adjusted to reflect the new estimate with effect from the beginning of the month which follows delivery of a notice from the Landlord as to the amount of the new estimate. Landlord shall deliver such notice before the 15th day of the month preceding the date on which the adjustment is to take effect.

3.3.3	The Tenant’s Tax Payment shall be paid, at the Landlord’s option, either by equal consecutive monthly installments, which shall be due on the first day of each calendar month during the Occupancy Period based upon Landlord’s estimate of the amount of the Taxes attributable to the Occupancy Period., or in one or more installments which will be due not later than 15 business days prior to the dates upon which installments on account of Taxes must be paid by Landlord. The Landlord will notify the Tenant from time to time as to which of these options it chooses, and may choose one option in respect of certain Taxes and the other in respect of other Taxes. The Landlord may re-estimate the amount of the Taxes and of the Tenant’s Tax Payment in respect of any Occupancy Period and, if applicable, the monthly installments referred to above will be adjusted to reflect the new estimates with effect from the beginning of the month which follows delivery of Landlord’s notice as to the amount of the new estimates. Landlord shall deliver such notice before the 15th day of the month preceding the date on which the adjustment is to take effect. The payments to be made by the Tenant if the Landlord chooses the second option shall be in such amount as shall ensure that the Landlord receives from the Tenant, prior to the due date of the relevant installment of Taxes, the Tenant’s share of such installment. In the event the Landlord chooses the second option, the Landlord will remit a payment notice to the Tenant at least 15 days prior to due date of the relevant Installment of Taxes.

3.3.4	The payments by the Tenant under Sections 3.3.2 and 3.3.3 will be on account of the Tenant’s Operating Expense Payment and the Tenant’s Tax Payment for the Occupancy Period in question. Within a reasonable time after the end of each Occupancy Period, the Landlord will deliver to the Tenant statements showing in reasonable detail the actual amount of Tenant’s Operating Expense Payment and Tenant’s Tax Payment for such Occupancy Period and the manner in which these amounts were calculated. The Landlord will also deliver to Tenant a certificate of an independent chartered accountant showing the actual amount of Operating Expenses for the Occupancy Period in question. If the amount previously paid by the Tenant on account of Tenant’s Operating Expense Payment and Tenant’s Tax Payment for such Occupancy Period is greater or less than the actual amount payable by the Tenant for such Occupancy Period, appropriate adjustments will be made by the payment by the Tenant of any amounts owing by it within 15 days after the statement is delivered to it, or by crediting any amounts owing by the Landlord to the Tenant against the payments by the Tenant next coming due under this Lease. Any amounts owing by the Landlord in respect of the last Occupancy Period of the Term will be paid by the Landlord to the Tenant within 15 days after the statement is delivered to the Tenant unless any amounts are then owing by the Tenant to the Landlord. Each statement delivered by the Landlord under this Section shall be final and binding upon the Tenant.

3.3.5	The amounts set out in paragraphs B (2) and B (3) of the Schedule of Principal Lease Terms are Landlord’s estimate of Tenant’s Operating Expense Payment and of Tenant’s Tax Payment, respectively, for the first Occupancy Period. The Tenant acknowledges that the actual amount of Tenant’s Operating Expense Payment and of Tenant’s Tax Payment for the first Occupancy Period may be different amounts.
Section 3.4 Utility Charges
The Tenant will promptly pay the cost of all electricity and other utilities consumed at the Premises directly to the Person providing same. Consumption of natural gas (if applicable) and electricity at the Premises shall be measured by the current metering device provided by the Landlord. Any modification to the current meters shall be at Tenant’s cost as well as any repair and maintenance to these meters. The Tenant shall be responsible for entering into such agreements regarding the supply of such utilities as shall be necessary for the Tenant’s purposes.
Section 3.5 Payment of Rent
The Tenant will pay the Rent on the due dates stated in this Lease without the necessity for any demand by the Landlord except where this Lease expressly requires that a demand be made. Payments will be due on the dates stated in this Lease or, if no such date is stated, 15 days after delivery of the Landlord’s invoice in respect of the amount in question. The Basic Rent, Tenant’s Operating Expense Payment, and Tenant’s Tax Payment will accrue from day to day and for any period of less than one calendar month will be prorated to the number of days during such month that this Lease is force. If the Tenant at any time fails to pay any amount payable by it under this Lease when due, the Landlord may (without prejudice to its other right arising from such failure) at any time from time to time thereafter require that the Tenant deliver to it post-dated cheques for the monthly installments of Basic Rent and the monthly installments on account of Tenants Operating Expense Payment and Tenant’s Tax Payment covering the periods which the Landlord designates from time to time. Alternatively, the Landlord may require that such installments be paid by way of automated debit system whereby payments are automatically deducted from the Tenant’s bank account and credited to the Landlord’s bank account on the dates on which the installments are due under this Lease, and the Tenant agrees to co-operate with the Landlord in order to implement such system.
Section 3.6 Security Deposit
3.6.1	The Tenant has remitted to the Landlord a security deposit in the amount of $107,188.92, including the applicable taxes (the “Security Deposit”). The parties hereto recognize and agree that the Security Deposit belongs to the Landlord from the moment it is remitted by the Tenant, without the Tenant having the benefit of any accrued interest. The Security Deposit shall be applied to the Rent payable for the months of February 2006 and March 2006. The balance of the Security Deposit shall be held by the Landlord as security for the performance by the Tenant of its obligations under this Lease. If the Tenant fails to pay when due any amount payable by it under this Lease, the Landlord may, at its option and without prejudice to its other rights and remedies arising from such failure, appropriate an equivalent amount of the Security Deposit and apply the amount it appropriates in payment of the amounts due and unpaid by the Tenant. In such case, the tenant shall, within 5 days of Landlord’s request, remit to the Landlord a certified cheque in the same amount as cashed by Landlord. Furthermore, in all circumstances, should the Lease become resiliated other than by mutual consent, the Security Deposit shall become forthwith forfeited to the Landlord. The Landlord may deliver the Security Deposit to any assignee of its interest in this Lease and upon such delivery shall be released from any further liability with regard to Security Deposit. The Tenant recognizes and accepts that the Security Deposit shall be kept by the Landlords even if the Lease is assigned or the Premises subleased.

3.6.2	Provided the Tenant is not in default of any of its obligation under the Lease, the Landlord shall credit the balance of the Security Deposit to the last month of Rent payable under the Lease or any renewal thereof.
Section 3.7 Interest on Overdue Payments
All amounts payable by the Tenant which are not paid when due will bear interest from the date on which such amounts are due until paid in full, before and after default and judgment, at an annual percentage rate of interest equal to the sum of the prime rate from time to time plus 4%. For the purposes hereof, the expression “prime rate” means the annual percentage rate of interest determined from time to time by the Royal Bank of Canada (which is commonly referred to as its “prime rate”) as its reference rate of interest for commercial loans denominated in Canadian dollars made by such Bank in Canada.
Section 3.8 Business Taxes
The Tenant will pay the Business Taxes to the taxing authority having jurisdiction when due; provided that if by law any part of the Business Taxes are payable by the Landlord, the Tenant will pay such part of the Business Taxes to the Landlord not later than 15 days prior to the date upon which the Landlord must remit the relevant Business Taxes to the taxing authority.
Section 3.9 Sales Taxes
The Tenant will pay to the Landlord all goods and services taxes, or other taxes of similar nature, imposed with respect to Rent or in respect of any other goods and services furnished or provided by the Landlord to the Tenant or in respect of the rental of space under this Lease, however such taxes are characterized. The amount of such taxes will be calculated by the Landlord in accordance with the applicable legislation and will be paid to the Landlord on the due date of the amounts in respect of which such taxes are payable. The post-dated cheques referred to in Section 3.5 will include the amount of taxes payable by the Tenant under this Section.
ARTICLE 4
IMPROVEMENTS AND REPAIRS
Section 4.1 Improvements
4.1.1	The Tenant will not make any Improvements without the Landlord’s prior written approval, which will not be unreasonably withheld provided that the Tenant shall not have the right to make any Improvements, and the Landlord need not act reasonably in considering a request by the Tenant in respect of any Improvements, which (i) may affect the structure or roof of the Building or Building’s sprinkler system, or (ii) may affect the Building’s exterior appearance. All costs and expenses related to improvements will be paid by the Tenant and all work in connection with the Improvements will be performed by competent contractors and subcontractors approved by the Landlord prior to commencement of the work. It is acknowledged that the Tenant is in no way acting as Landlord mandatary with respect to any Improvements carried out in the Premises and that such Improvements are performed by the Tenant at its own benefit, even if the Landlord grants an allowance for the work. The Tenant will submit to the landlord such information regarding proposed Improvements (including if the Landlord so requests, drawings and specifications prepared by qualified architects or engineers conforming to good engineering practice) and the persons who will make the Improvements on the Tenant’s behalf as the Landlord may reasonably require. Only persons designated by Landlord may perform any work related to the heating, ventilation or air-conditioning systems, or related to other mechanical, electrical or plumbing systems or which the Landlord believes may affect the structure of the Building. After the Landlord’s approval is obtained, the Tenant will not make any material changes to the proposed Improvements without again conforming to the requirements of this Section. In particular, any changes to any drawings and specifications approved by the Landlord will require the Landlord’s prior written approval in accordance with this Section. The Landlord may establish and amend from time to time reasonable rules and regulations regarding the manner in which Improvements are to be made, which rules and regulations will be binding upon the Tenant and all persons employed by it in connection with the making of the Improvements. The Landlord or such of Landlord’s affiliates as it may designate from time to time shall have the right to tender a bid in respect of any Improvements for which tenders are being requested by the Tenant. Prior to commencing any Improvements, the Tenant will provide to the Landlord such indemnification against the registration of hypothecs or other encumbrances against the Property as the Landlord may reasonably require. The Tenant will pay to the Landlord a fee equal to 15% of the total cost of the Improvements (including all architectural, engineering and working drawings) in consideration for the services of the Landlord in reviewing the plans and specification of the Tenant in respect of, and otherwise supervising the Tenant’s work in respect of, the Improvements.

4.1.2	All Improvements will become the property of the Landlord upon their installation in the Premises, without compensation to the Tenant.
Section 4.2 Removal of Improvements and Tenant Property
4.2.1	Upon expiration or earlier termination of the Term, the Tenant shall not be obliged to remove any Improvements made to the Premises, provided it leaves the Premises in good order, save for normal wear and tear, except if the Landlord at the time of providing its consent, has specified that at any specific Improvements shall be removed by the Tenant, at its cost.

4.2.2	The Tenant will remove all Tenant Property from the Premises at the expiry or other termination of the Tern unless it is in default, in which case it will remove from the Premises only such Tenant Property as the Landlord designates. The Tenant will repair any damage to the Premises or the Building which may be caused by the installation or removal of Tenant Property, and, at the expiry or other termination of the Term, will leave the Premises (including, subject to Section 4.2.1, the Improvements and those areas from which Improvements are removed pursuant to Section 4.2.1) in good repair and in a neat and tidy condition. Any Tenant Property which is left on the Premises will, at the Landlord’s option, become the property of the Landlord or be removed from the Premises by the Landlord and any costs or expenses which the Landlord incurs in doing so shall be payable by the Tenant on demand.
Section 4.3 Hypothecs Arising from Tenant’s Work
The Tenant will immediately radiate and discharge all hypothecs, prior claims, charges or other liens that may be published or registered at any time against this Lease, the Property or any part thereof with regard to or arising from any work or services performed or goods or materials furnished to or for on behalf of or for the benefit of the Tenant, or which are in any way attributable to the Tenant. Should it fail to do so, within a delay of 15 business days of registration, the Landlord may pay such amounts and take such actions as it deems appropriate in order to cause the radiation and discharge thereof, and all costs and expenses which it incurs, including legal fees, will be due and payable by the Tenant on demand, without prejudice to the Landlord’s other rights arising from such failure. Notwithstanding the foregoing, the Tenant shall have the right to contest, diligently and in good faith, such hypothec, charge, claim, or lien, provided that the Tenant deposit with the Landlord an amount equal to the amount of the hypothec, charge, claim or lien registered, plus an amount of 10% of said hypothec, claim, charge, claim or lien, the whole without prejudice t the Landlord’s other rights arising from such failure and Landlord’s right to be reimbursed for any cost and expenses it incurs, including legal fees.

Section 4.4 Work by the Landlord at the Property
The Landlord may from time to time make such changes to the Building or Property as it desires to make. Such changes may include, without limitation, the construction of additional structures on the Property, changes to the structure of the Building and changes to the common areas and facilities in the Building and on the Property. The Landlord may perform such acts and so such things in connection with the making if any such changes as it determines to be necessary. The Tenant acknowledges that any action taken by the Landlord under this Section will not constitute a change in the form or destination of the Premises, the Building or Property, and will not constitute a default in the Landlord’s covenant for peaceable enjoyment.
Section 4.5 Common Facilities Running Through the Premises
The Tenant acknowledges that the Landlord has installed and may in the future install in the Premises certain common services and facilities and certain services and facilities intended for the benefit of other parts of the Property, such as conduits, columns, pipes, wiring and ductwork. The Tenant further acknowledges that the Landlord will have the right to do in the Premises such work as is required in connection with the installation, maintenance, repair and replacement of such services and facilities, and the right to do so such work in the Premises as may be necessary to preserve or protect the Premises or the Property.
Section 4.6 Repair Obligations
4.6.1	The respective responsibilities of the Landlord and the Tenant for repairs to the Premises and the Building are as set forth in this Lease, notwithstanding any provision of law to the contrary including without limitation Article 1864 of the Civil Code of Quebec.
4.6.2	All repairs to the Premises other than those which are to be performed by the Landlord pursuant to an express provision of this Lease are the Tenant’s responsibility. The Tenant will maintain the Premises, the Improvements and all Tenant Property in first class appearance and repair, to a standard consistent with a first class office building. The Landlord may supervise repairs and maintenance by the Tenant to the Premises. The Tenant will promptly notify the Landlord of any defect or deficiency in, or damage to, or accident upon, the Premises, the Building or the Property of which it becomes aware., or of which its employees or contractors become aware, but such notice by the Tenant will not impose any obligation upon the Landlord in respect of the occurrence or matter in question save to the extent that the Landlord has obligations in respect thereof under another express provision of this Lease.
4.6.3	The Landlord will operate the Building during the Term as a first class office building, having regard to its size, age, type, and location. The Landlord will, in the same manner and to the same extent as would a prudent owner of the Building, keep the Building (other than those portions of the Building which tenants are required to repair) clean and in good repair, order and condition. The Landlord will maintain and repair the structural elements of the Building, exterior glass, the heating, ventilation and air-conditioning systems serving the Premises and the electrical, plumbing, mechanical, and sprinkler systems, including any of these items which are located within the Premises, but will not otherwise have any responsibility for maintenance of or repairs to the Premises or any part thereof. The Landlord’s obligation under this Section and under Section 6.2 and Section 6.3 to repair any items which suffer any damages as a result of a cause against which the Landlord is insured or in respect of which Landlord is entitled to receive proceeds in an amount sufficient to cover the cost of the repair in question. For purposes of this Section, the word “repair” has the meaning ascribed to it in Section 6.3.

ARTICLE 5
TRANSFERS BY TENANT AND LANDLORD
Section 5.1 Transfer by Tenant
5.1.1	Subject to Section 5.1.8 below, the Tenant will not effect or permit a Transfer without the prior written consent of the Landlord, which will not be unreasonably withheld or unduly delayed. In determining whether or not it will consent to a proposed Transfer, the Landlord may consider any factors which, acting reasonably, it considers relevant, which factors may include (without limitation) any of the following: (a) whether the Transfer may have the effect of violating, or placing the Landlord in breach of, any agreements between the Landlord and other tenants or occupants, or prospective tenants or occupants, of the Property, or of any agreements between the Landlord and any Secured Creditors; (b) the business history, financial background and capability of the proposed Transferee (or the physical Persons who control the proposed Transferee); and (c) whether such Transfer is acceptable to the Secured Creditors. Without limiting the reasons which may constitute reasonable grounds for withholding its consent, the Landlord will be deemed to have acted reasonably in withholding its consent if the proposed Transferee is an existing tenant of the Property or intends to carry on any activity at the Premises other than the Permitted Use.
5.1.2	The Tenant will deliver to the Landlord all such information with regard to the Transfer (including copies of all documents relating to the Transfer) and the business history, financial background and capability of the proposed Transferee and the physical Persons who control the proposed Transferee as the Landlord or any Secured Creditors may request. The Landlord will make a determination as to whether it will grant or withhold its consent to the proposed Transfer within 7 business days from receipt of the information which the Tenant is required to provide under this Section and if it withholds its consent will inform the Tenant of its reasons for doing so.
5.1.3	The Landlord may, within the delay of 7 business days referred to in the preceding Section, elect to terminate the Lease with effect on the proposed date of Transfer. If the Landlord exercises this right, the Term will expire at the date thus determined as fully and finally as though such date were the original expiry date of this Lease. The provisions of this Section do not restrict the Landlord’s right to withhold its consent to a Transfer pursuant to the other Sections of this Article. If Landlord exercises its right to terminate, Tenant may elect to withdraw its request for Transfer by written notice sent to the Landlord within five (5) days of receipt of Landlord’s notice to terminate the Lease.
5.1.4	No Transfer will release the Tenant from any of its obligations under this Lease. After a Transfer, the Tenant will continue to be bound solidarily with each Transferee (including any sunsequent Transferees), without the benefits of division, discussion or subrogation. If this Lease is repudiated, disclaimed or terminated in connection with or as a result of the bankruptcy or insolvency of the original Tenant or any Transferee, the original Tenant and any Transferees, other than the bankrupt or insolvent Person, upon notice from the Landlord given within 60 days of such repudiation , disclaimer or termination, will enter into a lease with the Landlord for a term expiring on the date this Lease would have expired but for repudiation, disclaimer or termination, upon the terms and conditions which have applied during the remainder of the Term had this Lease not been repudiated, disclaimed or terminated.
5.1.5	The Landlord will be entitled to be reimbursed for all reasonable expenses it incurs resulting from the proposed Transfer. The Landlord will advise the Tenant of the amount of such expenses at the time it notifies the Tenant as to whether or not it is granting its consent, and the fell will be due and payable on the day which is 15 days following the delivery of the Landlord’s notice. If the Landlord consents, the consent will not ne effective until such time as the amount payable to the Landlord under this Section has been paid. The Landlord may in addition require, as a condition of granting its consent to a proposed Transfer, that the Transferee execute an agreement with the Landlord, in writing on the Landlord’s form, under which, among other things, (i) the Transferee acknowledges and agrees that it is solidarily bound with the original Tenant and any prior Transferees, without the benefits of division, discussion or subrogation, for the performance of all of the obligations of the Tenant as stated in this Lease and (ii) the Transferee grants to the Landlord, as security for the payment of the Rent and performance of all of the Tenant’s obligations under this Lease, a movable hypothec on the universality consisting of all property of the Transferee located from time to time on the Premises.

5.1.6	Any consent by the Landlord to a Transfer will be effective only if the Transfer is effected within 120 days following the date upon which such consent is given.
5.1.7	The Tenant will not advertise that the whole or any part of the Premises are available for a Transfer unless the text and format are approved in writing by the Landlord. An advertisement will not in any event contain any reference to the rental rate for the Premises. The Tenant will not in any event place any signs in or upon the Premises advertising the availability of the Premises or any part of the Premises for Transfer.
5.1.8	Notwithstanding the forgoing, provided the Tenant is not in default of any of its obligations under this Lease and provided the Permitted Transferee (as defined below) respect the Permitted Use as described in Section E of Schedule of Principal Lease Terms, the Landlord’s consent shall not be required in the event of a Transfer of the Tenant to its affiliates or related entities, as these terms are defined in the Income Tax Act or any replacement or successors thereof (the Permitted Transferees). However, it is understood that the Tenant shall inform the Landlord of any Transfer in accordance with the present section at least 30 days prior its realization together with the documentation showing that the Permitted Transferee is a Tenant’s subsidiaries, affiliates or parent company in order to proceed to the necessary changes to its administrative and accounting records, if necessary.
Section 5.2 Transfer by Landlord; Subordination and Attornment
The Landlord, at any time and from time to time, may sell, lease or otherwise dispose of the whole or any part of the Property, the Building or the Premises or any interest therein and, at any time and from time to time, may grant any Security. The Landlord shall require, by stipulation to such effect in the appropriate deed, that the acquiring party (other than Secured Creditors) assume, and, so long as it holds its interest, perform the obligations of the Landlord under this Lease, and the then Landlord will thereupon be released from all of its obligations under this Lease. This Lease and all rights of the Tenant under this Lease are subject and subordinate to all Security existing at the date of execution of the Lease or at any future time. The Tenant agrees to execute, at the request of the Landlord, such form of deed confirming such subordination as any Secured Creditors may require and the Landlord shall use reasonable efforts to obtain from such Secured Creditor any non-disturbance undertaking which the Tenant may require. The Tenant will, if so requested, attorn to any Secured Creditors when such Secured Creditor takes possession of the property which is the object of its Security, and to any acquirer of the Building or the Property, and will recognize such Secured Creditor or acquirer as the Landlord under this Lease.
ARTICLE 6
DAMAGE AND DESTRUCTION; EXPROPRIATION
Section 6.1 Rent Abatement
In the event of any damage or destruction to the Premises, the Building or the Property which renders the Premises unusable in whole or in part, the Rent will abate from the date of the occurrence to the extent and for the period that proceeds of rental insurance in respect of such Rent are received by the Landlord. The Tenant’s obligations under this Lease will not be affected by ant damage to or destruction of the Premises or the Building except for the abatement provided for in the preceding sentence or in the event that the Landlord or the Tenant elects to terminate this Lease under Section 6.2

Section 6.2 Major Damage
If 20% or more of the gross leasable area of the Building is destroyed or damaged by any cause so that it is not capable of being used for its intended purpose, the Landlord may, by written notice to the Tenant given within 60 days after the occurrence of such destruction or damage, elect not to repair. In such event, either the Landlord or Tenant may terminate this Lease by written notice to the other given within 30 days after the Landlord’s notice of its intention not to repair. If either the Landlord or the Tenant elects to terminate, this Lease will terminate on the date specified in the notice of termination, which will not be more than 30 days following the date if the notice. If the Lease is terminated by the Landlord or the Tenant under this Section, all proceeds of insurance in respect of Improvements will belong to the Landlord. Notwithstanding the above, the Tenant shall have the right to claim from its insurers the non-amortized cost of Improvements paid by the Tenant, excluding any allowance and the Contribution (as defined in 9 of Schedule B of this Lease) paid by the Landlord for the performance of the Improvement and any Improvement performed by the Landlord at its cost. The Tenant will co-operate with the Landlord in order to ensure receipt of such proceeds by the Landlord. This Section will apply whether or not the Premises are affected by the damage or destruction.
Section 6.3 Repair
The Landlord may repair any damage or destruction in accordance with plans and specifications other than those used in the original construction of the Building provided that the standard of the Building is not adversely affected. The repairs to be performed by the Landlord will include repairs to the Improvements, but the Landlord shall not be required to repair any Tenant Property. For purposes of this ARTICLE 6, the term “repair” will include to rebuild, restore or replace.
Section 6.4 Expropriation
The Landlord and the Tenant will co-operate with each other if there is an expropriation of all or part of the Premises, the Building or Property so that each may receive the maximum award to which it is entitled at law. If a part of the Property or the Building other than the Premises is expropriated, the full proceeds that are paid or awarded as a result will belong to the Landlord, and the Tenant will assign to the Landlord any rights that it may have or acquire in respect of the proceeds or award and will execute such documents as the Landlord reasonably requires in order to give effect to this intent. The Landlord will have the right to terminate this Lease, with effect on the date of expropriation, if any proposed expropriation would, in the Landlord’s opinion, materially adversely affect the continued operation of the Building in any manner. Neither the Tenant nor the Landlord will have any claim or right of action of any nature against the other as a result of or arising from the expropriation of all or any part of the Premises, the Building or the Property, whether or not this Lease is terminated.
ARTICLE 7
CERTAIN RIGHTS AND OBLIGATIONS OF LANDLORD AND TENANT
Section 7.1 Quiet Enjoyment
The Landlord agrees to provide quiet enjoyment to the Tenant and to perform and observe all of its obligations under this Lease, subject at all times to timely performance by the Tenant of its obligations hereunder.
Section 7.2 Services to be provided by the Landlord
7.2.1	The Landlord will provide climate control to the Premises during Normal Business Hours to maintain the Premises at an interior temperature if at least 20 degrees Celsius (C) and not more than 26 degrees C, with relative humidity of at least 25% and not more than 60%. These standards are subject to the exterior temperature being not less than -29 degrees C and not more than 32 degrees C and to thee electrical power or other energy consumed at the Premises being within the reasonable limits established by the Landlord from time to time. They shall not apply during the making of repairs or improvements to the Premises, the Property or the Building and

may not be met if the Tenant installs partitions or installations which interfere with the operation of the climate control systems, if the window coverings on exterior windows are not kept closed or if the Tenant otherwise interferes with the operations of the climate control system through, for example, the obstruction of any perimeter heating, air-conditioning or ventilating units. Any resetting of the climate control system in the Premises necessitated by the installation of partitions, equipment or fixtures by or on behalf of the Tenant or by any use of the Premises not in accordance with the design standards of such system will be performed by the Landlord at the Tenant’s expense. The Landlord may provide climate control outside of Normal Business Hours at the Tenant’s request, and the Tenant will pay the Landlord such fees and charges in respect of the provision of such climate control as the Landlord will from time to time determine.

7.2.2	Subject to the Rules and Regulations, the Landlord will provide at all times elevator service in the Building for use by the Tenant in common with others, except when prevented by repairs.
7.2.3	The Landlord will provide janitorial and cleaning services in the Premises and Common Areas consistent with the standards of a first class office building. The Tenant shall permit the janitorial and cleaning staff to have access to the Premises for the purposes of the provision of such services, including the cleaning of windows and blinds.
7.2.4	The Tenant’s consumption of electricity at the Premises will not in any event exceed 3.5 watts per square foot of Area of the Premises.
7.2.5	The Landlord may supply other services required by the Tenant such as, without limitation, replacement of tubes, ballasts and ceiling tiles, carpet shampooing, drapery cleaning, services of a locksmith, removal of bulk garbage, picture hanging and special security arrangements. Any additional services supplied by the Landlord will be paid for by the Tenant at the rates established by the Landlord from time to time. Any such additional services not supplied by the Landlord will be supplied only by Persons who have been approved in advance by the Landlord, acting reasonably, and the Landlord may establish from time to time reasonable rules governing the access of such Persons to the Property and the manner in which services will be provided by them. The Tenant will pay to the Landlord an administration fee of 15% of the cost of any additional services referred to in this Section, whether they are provided by Landlord or by another Person.
Section 7.3 Landlord’s Right of Entry
The Landlord and Persons it authorizes from time to time to do so will be entitled to enter the Premises on reasonable prior notice (except that no notice will be required in cases of emergency) for the purpose of inspecting the Premises, carrying out any work or making any repair or performing any other work required or permitted to be made by the Landlord, making any repair or performing any other work which the Tenant fails to make when required, obtaining information for plans, showing the Premises to any prospective tenant of the Property or any prospective purchaser of to any Person to whom the Landlord proposes to grant Security, and for any other purpose permitted or contemplated by this Lease. When entering the Premises or doing any work in the Premises, the Landlord will minimize interference with the conduct of the Tenant’s business.
Section 7.4 Right of Landlord to Perform Tenant’s Covenants on Default
The Landlord may take such action as it deems appropriate in order to remedy any failure by the Tenant to perform any of its obligations under this Lease which is not cured within 10 days after notice (except that no notice will be required in the case of any emergency) by the Landlord requiring that the failure be remedied. The exercise by Landlord of its rights under this Section will not prejudice or limit any other right or remedy it may have, including its rights and remedies under Section 10.1. The cost to the Landlord of remedying the Tenant’s default with interest thereon at the rate stated in Section 3.7 from the date the cost is incurred by the Landlord, plus an administration fee equal to 15% of the cost in question, will be payable by the Tenant on demand. The Landlord will not be liable to the Tenant for any loss, injury or damage caused by acts of the Landlord or any persons for whom the Landlord is responsible at law exercising rights under this Section.

Section 7.5 Relocation
The Landlord may, at any time (including prior to the Commencement Date), change the location of the Premises to another location in the Building provided that the area of the new premises is approximately the same as that of the original Premises and the new premises be as accessible and convenient to the Tenant for the purpose of the Permitted Use. The Basic Rent, Tenant’s Operating Expense Payment and Tenant’s tax Payment for the new Premises shall be adjusted according to the new rentable area of the new premises. The Landlord will pay all direct costs of preparing the relocated Premises for occupancy by the Tenant and of relocating the Tenant and all Tenant Property to the relocated Premises. The Landlord will not be liable for any other or any consequential costs, damages or losses of the Tenant.
Section 7.6 Determinations
Any allocation, attribution, measurement or other similar determination to be made pursuant to this Lease, such as, without limitations, a determination of compliance by the Tenant with its obligations in respect of repairs as set forth in Section 4.6, a determination of the extent of damage to the Building for purposes of ARTICLE 6, or a determination of whether the insurance subscribed by the Tenant under Section 8.2 constitutes full replacement cost insurance, will be made by the Landlord, acting reasonably and applying criteria relevant to the determination being made. The Landlord may retain engineering, architectural, accounting, legal or other professional consultants to assist and advise in making the determination and a decision of such professional will be final and binding on all parties.
Section 7.7 Compliance with Law and Insurance Requirements
The Tenant will comply with all laws, by-laws, governmental orders, directives or codes of any governmental authority having jurisdiction to the extent that they are applicable to the Premises of the Tenant’s use or occupancy of the Premises, including Improvements proposed by the Tenant and the making of such Improvements, and all Tenant Property therein, or to the Tenant’s obligations under this Lease. The Tenant will also comply with all directives, rules and regulations of any insurer by which the Landlord or the Tenant is insured.
Section 7.8 Certificate of Occupancy
The Tenant undertakes to obtain from the relevant authority its certificate of occupancy (the “Certificate”) within thirty (30) days following the Commencement Date. The default by the Tenant to obtain the Certificate within said delay is deemed a default under the Lease and the Tenant shall reimburse the Landlord for any penalty the Landlord may incur as a result of such default, without limitation of Landlord’s other recourses. The Tenant undertakes to obtain any modification to the Certificate to reflect any expansion, substitution or modification to its activities. In no event the Tenant incapacity to obtain the certificate of occupancy may justify the termination of the Lease.
Section 7.9 Overholding
There will be no tacit renewal of this Lease. If the Tenant remains in possession of the Premises after the expiry of the Term without having executed and delivered a new lease or agreement extending the Term, the Landlord may, at its option and without prejudice to its other rights, treat the Tenant as a tenant from month to month at a monthly Basic Rent equal to 150% of the monthly amount of Basic Rent payable in respect of the last month of the Term for which Basic Rent is payable, and otherwise upon the same terms as are set forth in this Lease so far as applicable to a monthly tenancy.
Section 7.10 Rules and Regulations
The Tenant will comply with all Rules and Regulations, and amendments thereto, adopted from time to time. The Tenant acknowledges that the Rules and Regulations may differentiate between different types of businesses in the Building or the Property and that the Landlord may waive compliance by any tenant with any particular Rules and Regulations. The Landlord will not be responsible to the Tenant for the violation of any Rules and Regulations by any other tenant of the Building provided that the Landlord uses reasonable efforts to apply Rules and Regulations (subject to the previous sentence) in an even-handed and non-discriminatory manner.

Section 7.11 Certificate of Status
Each party will execute and deliver to the other within 30 days of request, a written statement conforming to this Section. The statement will indicate (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the modifications and that the Lease is in full force and effect as modified), (ii) the amount of the Basic Rent, Tenant’s Operating Expense Payment and Tenant’s Tax Payment then being paid under this Lease, (iii) the dates to which the Basic Rent, Tenant’s Operating Expense Payment and Tenant’s Tax Payment and other sums provided in this Lease to be paid by the Tenant have been paid, (iv) the Commencement Date and the duration of the Term and (v) whether there is any existing default of which the party delivering the statement has notice. The party delivering the statement shall be bound by its contents and the Person to whom the statement is delivered shall be entitled to rely on the statement as being conclusive as to the matters dealt with therein.
Section 7.12 Brokerage Commission
The Tenant warrants and represents that no agent, broker or other intermediary other that Devencore Ltd. (the “Broker”) has been in any manner involved with the present transaction and shall indemnify the Landlord against claims by any other person claiming commission or other remuneration in connection herewith. The Landlord shall pay the commission owing the Broker in accordance with the terms and conditions stipulated in a commission agreement to intervene between the parties.
Section 7.13 Solidary Liability
If there is at any time more than one Tenant and more than one Person constituting the Tenant, they will be solidarily liable for all obligations of the Tenant, without the benefits of division, discussion or subrogation. If the Tenant is or becomes a partnership, each Person who is or will become a member of such partnership or its successors will be and continue to be solidarily liable for the performance of all covenants of the Tenant pursuant to this Lease, whether or not such Person ceases to be a member of such partnership or its successor, without benefits of division, discussion or subrogation.
ARTICLE 8
INSURANCE
Section 8.1 Landlord’s Insurance
The Landlord will take out and maintain with respect to the Building:
(a)	commercial general liability insurance against personal and bodily injury, including death, and property damage;
(b)	insurance with coverage against the perils of fire and standard extended coverage endorsement perils, against water damage however caused and against loss by such other insurable hazards as a prudent owner would insure:
(c) boiler and machinery insurance; and
(d)	loss of rental income insurance, including loss of all rental receivable from tenants of rentable Premises in the Building, including gross rental, additional rent and all other amounts payable thereunder.
The Landlord, acting reasonably, will determine all policy terns including deductibles and may take out and maintain other insurance as it considers advisable, but the Landlord will not be required to take out or maintain any insurance with respect to any loss, injury or damage required to be insured against by the

Tenant or with respect to Improvements or Tenant Property. All proceeds of the Landlord’s insurance will belong to the Landlord. The Tenant acknowledges that it is not relieved of any liability in respect of acts or omissions for which it would otherwise be responsible pursuant to this Lease or in law as a result of its contribution to the cost of the Landlord’s insurance. The Tenant furthermore acknowledges that no insurable interest is conferred upon the Tenant under any insurance policies carried by the Landlord.
Section 8.2 Tenant’s Insurance
The Tenant will take out and maintain:
(a)	comprehensive general public liability insurance against personal and bodily injury, including death, and property damage, with respect to the Tenant’s business and the Premises and the use and occupancy thereof, on an occurrence basis to such limits as the Landlord requires from time to time, but no less than $5,000,000 for any one occurrence,
(b)	insurance with coverage against the perils of fire and standard extended coverage endorsement perils, against water damage however caused and against loss by such other insurable hazards as prudent tenants would insure covering the Premises (including all Improvements) and all Tenant Property for not less than 100% of the full replacement cost thereof and for such amount as is sufficient to ensure that the Tenant is not a co-insurer, and insuring any other property owned by the Tenant or for which it is legally liable and which is located within the Property;
(c)	business interruption insurance including loss of profits providing coverage for a period of not less than 12 months; and
(d)	such other forms of insurance, including boiler and machinery insurance, as the Tenant or the Landlord or any Secured Creditors requires from time to time, for insurance risks against which a prudent tenant would insure.
Insurance to be effected by the Tenant will (i) be in amounts and upon terms which the Landlord will from time to time determine to be sufficient; (ii) provide that the Landlord is to be immediately notified in writing by the insurer of any threatened cancellation or material modification and that the cancellation or modification will not tale effect until at least 30 days after delivery of the notice to the Landlord; (iii) name the Landlord as loss payee in respect of all insurance subscribed pursuant to paragraph (b) with regard to Improvements, except for the non-amortized cost of Improvements paid by the Tenant (excluding any allowance and the Contribution (as defined in 9 of Schedule B of this Lease) paid by the Landlord for the performance of the Improvement and any Improvement performed by the Landlord at its cost); (iv) be primary and not contributing with any insurance subscribed by the Landlord; (v) provide that it shall not be invalidated with respect to the interest of the Landlord by reason of any breach or violation of any warranties, representation, declaration or conditions contained in the policies; (vi) with regard to all other insurance, name the :Landlord as an additional named insured and contain cross-liability and severability of interest provisions, as applicable and, for certainty, in the case of insurance referred to in paragraph (a), will protect the Landlord in respect of claims by the Tenant as if the Landlord were separately insured; and (vii) be subject only to such deductibles and exclusions as the Landlord may approve; and (viii) in the case of any insurance, contain, where available on commercially reasonable terms, waivers of subrogation in favour of the Landlord and Persons designated by the Landlord. The Tenant will provide the Landlord with copies of the policies or other evidence acceptable to the Landlord to establish the Tenant’s insurance coverage in effect from time to time. If the Tenant fails to insure or to provide evidence thereof, or if the Landlord receives notice of any cancellation of the Tenant’s insurance or of a material modification thereof which is not acceptable to the Landlord, the Landlord may, upon 24 hours written notice to the Tenant, effect such insurance on terms acceptable to the Landlord and the Tenant will on demand reimburse the Landlord for the amount of any premiums paid plus an administration fee equal to 15% of the amount of such premiums.
Section 8.3 Mutual Release
8.3.1	Subject to Sections 8.3.2 and 8.3.3, each of the Landlord and the Tenant hereby releases the other and waives all claims, however arising, against the other and those for whom the other is in law responsible with respect to occurrences insured against or required to be insured against by the releasing party.

8.3.2	Such release and waiver will be effective only to the extent of proceeds of insurance received by the releasing party and proceeds which would have bee received if the releasing party maintained all insurance required to be maintained by it under this Lease and for this purpose deductible amounts will be deemed to be proceeds of insurance received.
8.3.3	The liability of the Landlord and the Tenant towards third Persons (being any Person other than the Landlord or the Tenant) in respect of matters for which they are respectively liable at law towards such third Persons shall not be affected by this Section 8.3.
Section 8.4 Increase in Insurance Premiums
The Tenant will not do anything or refrain from doing anything, nor permit anything to be done, in the Premises or at any other place in the Building or the Property, which would impair or invalidate any insurance on the Premises, the Building or the Property or any part thereof maintained by the Landlord or any other tenant or occupant of the Property, or which would result in the premium for any such policy being increased. If the Tenant is responsible for any such impairment, invalidation or increase, it will promptly after the receipt of notice from the Landlord take such steps as are necessary to remedy the situation and will pay the full amount of any such increase. In the event of the cancellation or a threatened cancellation of any such policy, the Landlord will have the right to immediately enter upon the Premises and take reasonable steps to remedy the situation and the costs which it incurs in so doing, together with an administration fee equal to 15% of such costs, will be due and payable by the Tenant on demand.
ARTICLE 9
ENVIRONMENTAL MATTERS
Section 9.1 Environmental Compliance
Tenant shall ensure that all activities at the Premises or elsewhere at the Property, including Tenant’s business at the Premises, are in strict compliance with all Environmental Laws. Without limiting the generality of the foregoing, Tenant shall not, and shall not permit any other Person to, do anything related to Hazardous Substances at or from the Premises or the Property except in full compliance with all applicable Environmental Laws.
Section 9.2 Disclosure and Remediation
Immediately following obtaining knowledge of the presence or any discharge, disposal, dumping, dispersion or release of any Hazardous Substances (in this ARTICLE 9 “Pollution Hazard”) at or about the Premises or the Property, Tenant shall, at its expense, immediately (i) notify Landlord if such Pollution Hazard, (ii) obtain from a reputable environmental consultant reasonably satisfactory to Landlord, and deliver to Landlord, a written proposal for remediation which shall include a detailed estimate of the cost of remedying such Pollution Hazard, and (iii) begin appropriate remedial action and diligently pursue such remedial action to completion.
Section 9.3 Notices from Environmental Authorities
If Landlord or Tenant receives any notice from any authority having jurisdiction of any violation or potential violation of any Environmental Laws arising from or in connection with the business or activities of Tenant, then (i) the recipient of the notice shall immediately deliver a copy of such notice to the other party, and (ii) Tenant shall take all such measures, at its sole expense, in strict compliance with all Environmental Laws, as Landlord shall deem to be necessary or useful for purposes of ending any ongoing violation, preventing any potential violation and remedying any past violation.

Section 9.4 Information Regarding Environmental Matters
The Tenant will provide to the Landlord from time to time, at its request, a list of all Hazardous Substances present at the Premises, as well as such other information related to environmental matters as the Landlord may reasonably request.
ARTICLE 10
DEFAULT
Section 10.1 Default and Remediation
If an Event of Default occurs, then without prejudice to any other rights which it has pursuant to this Lease or at law, the Landlord may, at its option, exercise any one or more of the following rights and remedies:
(a)	terminate this Lease by notice to the Tenant, in which event this Lease will terminate immediately upon delivery of notice;
(b)	enter the Premises as the Tenant’s mandatary and to relet the Premises for whatever term, and on such terms, as the Landlord in its discretion may determine and to receive the rent therefor; to make improvements to the Premises to facilitate their reletting, and to apply the proceeds of any such reletting first, to the payment of expenses incurred by the Landlord with respect to the reletting or pursuant to paragraph (c); second, to the payment of any indebtedness of the Tenant to the Landlord other than Rent; and third, to the payment of Rent in arrears; with the residue to be held by the Landlord and applied in payment of future Rent as it becomes due. The Tenant will remain liable to the Landlord for any deficiency;
(c)	take possession of any property of the Tenant on the Premises (including Tenant Property), to store such property at the Tenant’s expense or to sell or otherwise dispose of such property in such manner as the Landlord may see fit without notice to the Tenant;
(d)	recover from the Tenant all damages and expenses incurred by the Landlord as a result of any breach by the Tenant including legal costs and disbursements incurred by the Landlord to terminate this Lease, any costs and expenses (including real estate commissions and professional fees) incurred by the Landlord in reletting the Premises and any deficiency between the amounts which would have been payable by the Tenant for the portion of the Term following such termination and the net amounts actually received by the Landlord during such period of time with respect to the Premises; or
(e)	recover from the Tenant all arrears of Rent together with the next 3 months’ installments of Basic Rent and the next 3 months’ installments on account of Tenant’s Operating Expense Payment and Tenant’s Tax Payment, as estimated by Landlord and the administration fee referred to in Schedule “C” of the present Lease under sub-paragraph (ii) of the definition of Tenant’s Operating Expense Payment, all or which immediately become due and payable as accelerated rent.

Section 10.2 Right to Remedy Default
By these presents, the Tenant recognizes and agrees that it may not remedy a default which the Landlord has denounced to the Tenant in a notice to this effect, after the time limit afforded by the Landlord in the said notice. If the Landlord is not obligated to give notice to the Tenant of its default, the Tenant recognizes and agrees that it may not remedy its default following the occurrence of same.
Section 10.3 Recovery of Tenant Inducements
If this Lease is terminated under Section 10.1 (a), or if this Lease is repudiated, disclaimed or terminated in connection with or as a result of the bankruptcy or insolvency of the Tenant (including any Transferee), without prejudice to the Landlord’s rights under Section 5.1.4, the Tenant will pay to the Landlord, at the time of termination, an amount equal to the unamortized portion of any allowance or inducement received by the Tenant in respect of this Lease, with interest on such amount from the Commencement Date to the date such amount is paid to the Landlord at the interest rate stated in Section 3.7. In addition to any other allowance or inducement given by the Landlord, any rent-free periods or periods during which the Rent is reduced as a form of inducement to the Tenant and any commission or fee paid or payable by the Landlord to any broker or agent in connection with this Lease will be considered as an inducement paid to the Tenant. The unamortized portion of the inducement shall be determined based on a straight line amortization over the Term.
Section 10.4 Allocation of Payments
The Landlord may at its option apply sums received from the Tenant against any amounts due and payable by the Tenant under this Lease in such manner as the Landlord sees fit, notwithstanding any allocation of payment made by the Tenant.
ARTICLE 11
GENERAL PROVISIONS
Section 11.1 Pre-Term Occupancy
If for any reason the Tenant occupies the whole or any part of the Premises prior to the Commencement Date, all terms and conditions for this Lease (including obligation to pay Rent at the rates applicable during the first lease period referred in paragraph B (1.a) regarding Basic Rent which appears in the Schedule of Principal Lease Terms) will apply to such occupancy, unless otherwise provided in Schedule B.
Section 11.2 Delay
Whenever the Landlord or the Tenant is delayed in the fulfillment of any obligation under this Lease (Other than the payment of Rent, the obligations of the parties in respect of insurance and surrender of the Premises on termination) by an unavoidable occurrence (including without limitation, inability to obtain any material, service, utility or labour required to fulfill such obligation) which is beyond the control of the party delayed in performing such obligation, then the time for fulfillment of such obligation will be extended during the period in which such circumstances operate to delay the fulfillment of such obligation, but the Term will not be extended.
Section 11.3 Termination of the Lease
The rights and obligations of the Landlord and the Tenant in respect of occurrences prior to or at the expiry or other termination of the Term will survive such expiry or other termination. In particular and without limitation, the expiry or other termination of this Lease will not prejudice in any manner the Landlord’s right in respect of arrears of Rent and the right of each party to recover damages in respect of default by the other occurring prior to or at the expiry or other termination.

Section 11.4 Waiver
If either the Landlord or the Tenant excuses or condones any default by the other of any obligation under this Lease, no waiver of such obligation will be implied in respect of any continuing or subsequent default.
Section 11.5 Notices
Any notice, consent or other instrument which may be or is required to be given under this Lease will be in writing and will be delivered in person or sent by registered mail postage prepaid or by facsimile, addressed:

(a)	if to the Landlord:
1 Place Alexis Nihon, Suite 1010
Montreal, Quebec
H3Z 3B8

Attention: Vice President, Secretary-Treasurer

Facsimile No.: (514) 931-1618

(b)	if to the Tenant at the Premises:

Attention: Kerri Loiselle

Facsimile No.: (613) 230-4341
Any such notice or other instrument will be deemed to have been given and received on the day upon which personal delivery is made or, if mailed, 2 days following the date of mailing, or, if sent by facsimile, on the date of transmission unless transmission occurs after 17:00 in the jurisdiction of the recipient or on a day which is not a business day in the jurisdiction of the recipient, in which event the notice will be deemed to have been given and received at 9:00 on the first following business day in the jurisdiction of the recipient. Either party may change its address referred to in this Section by notice delivered in the manner required by this Section. If postal service is interrupted or substantially delayed, all notices or other instruments will be delivered in person or by facsimile.
Section 11.6 Successors
The rights and liabilities created by this Lease extend to and bind the successors and assigns of the Landlord and the heirs, executors administrators and permitted successors and assigns of the Tenant.
Section 11.7 Captions and Section Numbers
The captions, section numbers, article numbers and table of contents appearing in this Lease are inserted only as a matter of convenience and will not affect the substance or interpretation of this Lease.
Section 11.8 Partial Invalidity
If any provision of this Lease is held or rendered illegal or unenforceable, it will be considered separate and severable from this Lease and the remaining provisions of this Lease will remain in force and bind the parties as though the illegal or unenforceable provision had never been included in this Lease.
Section 11.9 Entire Agreement
This Lease contains the entire agreement between the Landlord and the Tenant concerning the Premises and there are no agreements or understandings between them with regard thereto other than as herein set forth. The Landlord and the Tenant acknowledge that neither of them has made or given any promise, representation, or inducement with respect to the Premises, the Building or the Property other than those expressly set forth in this Lease. All Schedules to this Lease form part of this Lease. Following is a list of the Schedules to this Lease:
Schedule of Principal Lease Terms:

Schedule “A”	—	Outline of the Premises
Schedule “B”	—	Special Lease Provisions
Schedule “C”	—	Definitions
Schedule “D”	—	Excluded Expenses
Schedule “E”	—	Description of the Land
Schedule “F”	—	Rules and Regulations
Section 11.10 Governing Law
This Lease will be construed in accordance with and governed by the laws of the Province of Quebec.
Section 11.11 Time of the Essence
Time is of the essence of this Lease.
Section 11.12 Publication of this Lease
This Lease shall not be published in any manner whatsoever. The Tenant shall have the right to publish the right conferred to it by the Lease by notice only and without mention of any of its financial terms. Such document shall in all respects be subject to the provisions of the Lease and shall be deemed to incorporate all the provisions of this Lease. The preparation of such document and publication of the same shall be at the Tenant’s own expense and only after the form and terms of same have been approved by the Landlord. Within thirty (30) days following the expiration of the Term or sooner termination of this Lease, the Tenant shall cause mainlevee of the publication or inscription of the notice and summary to be effected at its expense, failing which the Landlord shall have the right to do so at the Tenant’s expense. This obligation shall survive the expiration of the Term or sooner termination of this Lease.
Section 11.13 Waiver by Tenant
The Tenant waives the benefit of Article 1854, second paragraph, Article 1859, Article 1864, Article 1865, Article 1868, Article 1871, Article 1873, Article 1878, Article 1879, Article 1883 of the Civil Code of Quebec, or any successor legislation to the same or similar effect.
Section 11.14 Election of Domicile
The parties each elect domicile in the judicial district in which the Property is situated for all suits and proceedings related to this Lease.
Section 11.15 Freely Negotiated
Each party acknowledges that it has had the opportunity to consult with legal counsel in connection with the negotiation and execution of this Lease. Each of them acknowledges that all provisions of this Lease have been freely and fully discussed and negotiated and that this Lease does not constitute a contract of adhesion.
Section 11.16 Acknowledgement
The parties hereto hereby acknowledge and agree that the obligations of Alexis Nihon Real Estate Investment Trust / Fonds de Placement Immobilier Alexis Nihon (hereinafter, in this paragraph, the “REIT”) hereunder are not personally binding upon any trustee thereof, any registered or beneficial holder of units in the REIT (a “Unitholder) or any annuitant under a plan of which a Unitholder acts as trustee or carrier, and resort shall not be had to, nor shall recourse or satisfaction be sought from, any of the foregoing or the private property of any of the foregoing, but the property of the REIT only shall be bound by such obligations. Any obligation of the REIT set out in this agreement shall to the extent necessary to give effect to such obligation be deemed to constitute, subject to the provisions of the previous sentence, an obligation of the trustees of the REIT in their capacity as trustees of the REIT only. Without limiting the generality of the forgoing, each Unitholder or any annuitant under a plan of which a Unitholder acts as trustee or carrier shall be entitled to the benefits of the second sentence of Article 1322 of the Civil Code of Quebec in respect of the obligations referred to therein.
Section 11.17 Language Clause
The parties have required that this Lease and all notices, deeds, documents and other instruments to be given or delivered pursuant hereto be drawn in the English language only. Les parties ont exige que le present bail ainsi que tous les avis et autres documents a etre donnes ou executes en vertu des presentes soient rediges en langue anglaise seulement.

IN WITNESS WHERE OF, the Landlord has executed this Lease in the Montreal, Province of Quebec, this 9th day of September, 2005.

ALEXIS NIHON REAL ESTATE INVESTMENT
TRUST
(Landlord)

Per:	s/s illegible Guy Charron,
Executive Vice President and
Chief Operating Officer

Per:	s/s illegible Pierre Destrempes,
Vice President, Office Leasing
IN WITNESS WHEREOF, the Tenant has executed this Lease in the City of Ottawa, Province of Ontario, this 7th day of September, 2005.

DECIMA RESEARCH INC.
(Tenant)

Per:	s/s illegible Michel Lucas
President

Per:	N/A

SCHEDULE “A”
OUTLINE OF THE PREMISES
SUITE 400, 4TH FLOOR MAP

SCHEDULE “B”
SPECIAL LEASE PROVISIONS
1.	Fixturing Period
1.1	The Tenant is granted occupancy of the Premises on September 15th, 2005 (the “Occupancy Date”) until the Commencement Date (the “Fixturing Period”), in order to set up and operate its business. During the Fixturing Period, the Tenant is responsible for the performance of all provisions of the Lease, save and except the payment of the Basic Rent, Additional Rent. Notwithstanding the foregoing, the Tenant remains liable, throughout the Fixturing Period, to pay to the Landlord, upon demand, any fees related to any request from the Tenant to the Landlord to provide: (i) climate control to the Premises outside the following hours, namely: from 7:00 to 18:00 on Mondays through Fridays, and 7:30 to 12:30 on Saturdays, unless any such day is a statutory holiday; and (ii) janitorial and cleaning services in the Premises.

1.2	In addition to the foregoing, it is understood that as of June 16th, 2005, Tenant’s engineers, consultants, designers, and general contractor shall be given access to Premises in order to plan the Tenant’s work. However, in no event such period shall be used by the Tenant to perform its work.
2.	Option to Renew
2.1	Provided the Tenant has respected its obligations under the Lease, the Tenant shall have the option to extend the Term for an additional period of five (5) years (the “Option to Renew”), commencing on May 1st, 2016 and terminating on April 30th, 2021 (the “Extended Period”).

2.2	The Extended Period shall be under the same terms and conditions as contained in the Lease, with the exception of the Basic Rent, the Contribution, the Landlord’s Work, the Right to Terminate and this Option to Renew which shall no longer apply. The Basic Rent shall be negotiated between both parties based on current fair market rent for leases with similar terms (including, without limitation, the length of the term and the frequency if adjustments in rent, of any) entered into at arm’s length, for comparable premises, as if leased to an existing tenant on renewal of their lease in comparable buildings and locations.

2.3	In order to exercise this option to renew, the Tenant must provide the Landlord with written notice of its intent to extend the Term, not less than twelve (12) months prior to the expiration of the Term and upon receipt of this notice, both parties will have sixty (60) days to agree on the Basic Rent, failing which, in either cases, the present option shall be null and void and the Term shall end on the date set out in the Lease.

2.4	This Option to Renew is personal to the Tenant and may not be assigned or transferred, save and except for a Permitted Transferee under article 5.1.8 of this Lease.
3.	Right of First Offer
3.1	Provided the Tenant is not in default under the Lease, and subject to prior existing rights, the Tenant shall have the option to lease during the Term all or a portion of any space which become vacant and available on the third (3rd) or fifth (5th) floors of the Building (the “Available Space”). The Landlord shall notify the Tenant, in writing, as to the availability of the Available Space and possession date, and the Tenant will have fifteen (15) business days to advise the Landlord of its intention to lease the Available Space (the “Right of First Offer”). It is understood that the Available Space will not be considered to be available if an existing tenant shall renew or extend its lease for said space, or if it subleases its premises of assigns its lease.

3.2	Should the Tenant exercise the Right of First Offer, all the terms and conditions of this Lease shall apply to the Available Space, including the Basic Rent, except the Fixturing Period, the Landlord’s Work and the Contribution which shall not apply to the Available Space. The Available Space shall be delivered to the Tenant in their “as is” condition.

3.3	The Right of First Offer is personal to the Tenant and shall not be assigned or transferred, save and except for a Permitted Transferee under article 5.1.8 of this Lease.
4.	Right of First Refusal
4.1	As of the Occupancy Date and throughout the Term, provided the Lease is signed by both parties, provided the Tenant is not in default of its obligation under the Lease, provided the Tenant has not subleased all or part of its Premises not assigned its Lease and subject to the existing rights of other occupants of the Building, should Landlord receive a bona fide offer to lease any vacant and available space located on the third (3rd) and fifth (5th) floors of the Building which the Landlord is prepared to accept, Landlord shall give to Tenant a written notice of the provisions of such offer and Tenant shall have the right until 5:00 pm on the fifth (5th) business day following the day upon which such notice is given, to elect, by written notice given to the Landlord, to lease said space (the “Right of First Refusal”).

4.2	If the Tenant elects to lease the space within the stipulated delay, it shall be under the same terms and conditions set forth in the bona fide third party offer, except for the term which shall be co-terminus with the Term of this Lease and all the incentives contained in the third party offer which shall be amortized over the balance of the Term to provide the Landlord the same revenues as the third party offer. In the event of such election, the Tenant shall have an additional delay of thirty (30) days to enter into an agreement amending the Lease covering such space on the same terms and conditions as those contained in the third party offer.

4.3	If the Tenant does not respond within the above-mentioned delay or if it does not wish to lease the space in question, the Landlord will be free to lease the said space to the third party tenant. Should the Tenant elect to waive its right of first refusal on the said space, the Landlord shall subsequently proceed with the rental of said space to the third party, without any further obligation to the Tenant in this regard.

4.4	The present Right of First Refusal is a personal right to the benefit of the Tenant and may not be transferred, save and except for a Permitted Transferee under article 5.1.8 of this Lease.
5.	Right to Terminate
5.1	Provided the Tenant is not then in default of its obligations under the Lease and has remitted the Indemnity stipulated herein within the prescribed time limit, the Tenant shall have the right one time to terminate the Lease (the “Right to Terminate”) on April 30th, 2012 (the “Termination Date”), by giving the Landlord a prior written notice at least 12 months prior to the Termination Date (the “Notice”).

5.2	The Tenant undertakes to remit the Landlord, no later than thirty (30) days prior to the Termination Date, an indemnity for Tenant’s use of its Right to Terminate, by certified cheque of an amount equivalent to the unamortized portion of the Landlord’s Work, the Contribution, the Commission and all leasing costs, at interest rate shall be calculated at 10% per annum, failing which this Right to Terminate shall become null and void, without penalty, charge or recourse whatsoever from the Tenant against the Landlord.

5.3	The Tenant shall also reimburse to the Landlord for any amount owed for the adjustment of the Additional Rent up to the Termination Date, this adjustment being effected at the end the Occupancy Period.

5.4	The Tenant undertakes to remit to the Landlord vacant possession of the premises at the Termination Date, in the condition stipulated in this Lease.

5.5	This Right to Terminate is personal to the Tenant and may not be assigned or transferred by the Tenant, save and except for a Permitted Transferee under article 5.1.8.
6.	Landlord’s Contribution
6.1	Provided that the Tenant is not in default of its obligations under the Lease, the Landlord hereby agrees to contribute an amount equal to twenty six dollars and twenty cents ($26.20) (plus applicable G.S.T. and Q.S.T.) per square foot of gross rentable are of Premises (the “Contribution”) in order to help the Tenant set up its business and equipment, and towards the construction of the Tenant’s initial leasehold improvements in the Premises. It is understood that the Tenant shall use the Contribution to execute work within the Premises, install wiring, purchase equipment, furniture, or offset relocation costs. All expenses at the sole discretion of the Tenant.

6.2	Fifty per cent (50%) of the Contribution shall be paid to the Tenant by the Landlord after the signature of the Lease.

6.3	The balance of the Contribution shall be payable only if the following conditions have been fulfilled upon Tenant’s written demand to that effect and presentation of the appropriate invoices:
a)	all of the Tenant’s leasehold improvements work shall have been completed in conformity with the provisions of this Lease;

b)	the Tenant shall have provided the Landlord with sufficient proof showing that all invoices pertaining to the Tenant’s leasehold improvements work have been fully paid;

c)	the Tenant shall have provided the Landlord with proof that no hypothec has been and will be registered against the Premises and/or the Building after a delay of thirty-five (35) days following completion of the Tenant’s leasehold improvements work;

d)	the Tenant shall not be in monetary default of any of its obligations under the Lease.
6.4	Any unused amounts are to be paid to the Tenant who shall be entitled to use the remaining Contribution at its discretion.
7.	Landlord’s Work
7.1	All base building elements shall be in good working order.

7.2	It is further understood that the Landlord’s engineers shall ensure that HVAC system provided within the Premises maintains the Tenant with the temperature control and fresh air exchange allowing the employees of the Tenant to enjoy comfort and air quality in keeping with other “A” class office buildings. The Landlord’s work stipulated in Sections 7.1 and 7.2 shall be collectively referred to as the “Landlord’s Work”.

7.3	It is further understood that the Tenant needs hours of operations to be from 8:00 am to 11:00 pm Monday through Friday, and from 8:00 am to 11:00 pm Saturday and Sunday and that this is an integral part of the Tenant’s business hours, therefore crucial that the Landlord provide the Tenant with HVAC for said business hours.

8.	Indentification
The Tenant, at its costs, shall be permitted to display corporate designation on the floor of the Premises, the whole in conformity with Landlord’s standards and after the Tenant’s having obtained, at its costs, any authorization or permit required by the competent authorities but not smaller than the largest sign installed by any other tenant. The Tenant shall also be permitted to display its logo in the lobby directory board and on the elevator reception area of the fourth (4th) floor.
9.	Parking
The Landlord shall provide Tenant with the use of ten (10) unreserved parking spaces in the Building’s parking area for the Term. It is understood that the cost of said parking shall be the current monthly rate being charged in the Building parking area, subject to Landlord’s periodical adjustment. The Tenant undertakes to promptly sign Landlord’s parking lease, of required.

SCHEDULE “C”
DEFINITIONS
In this Lease and in the Schedule to this Lease:
“Additional Rent” means all amounts payable by the Tenant pursuant to the Lease other than Basic Rent.
“Area of the Building” means aggregate area (determined in accordance with the BOMA Standard of Measurement) of the areas of the Building which the Landlord designates from time to time as being intended for leasing to tenants.
“Area of the Premises” means (subject to Section 2.2) the area indicated as such on the Schedule of Principal Lease Terms.
“Basic Rent” means the amounts indicated as such on the Schedule of Principal Lease Terms.
“Building” means the building described on the Schedule of Principal Lease Terms.
“Business Taxes” means all taxes (whether imposed on or in respect to the Landlord or the Tenant) from time to time in existence attributable to Tenant Property, any Improvements in the Premises, or to the business, occupancy, use or enjoyment of the Premises and/or the Property by the Tenant but expressly excluding Taxes.
“Change of Control” means, in the case of any Person, any event or occurrence, including, without limitation, any transfer, whether by sale, assignment, bequest or other transmission on death, hypothecation, mortgage, pledge, charge, security interest or otherwise, any pledge of any voting rights or interest and any voting trust or similar arrangement, which results or may result in any change in the effective control of such Person unless such change occurs as a result of trading in the shares of a corporation listed on a recognized stock exchange in Canada or the United States and then only so long as the Landlord receives assurances satisfactory to it that (i) there will be a continuity of management and of the business practices of such corporation notwithstanding such Change of Control, and (ii) the Change of Control will not have any material adverse effect on the Tenant’s financial condition.
“Commencement Date” means the commencement date determined pursuant to the Schedule of Principal Lease Terms.
“Common Areas” means all areas, installations and facilities at or serving the Property or any part thereof which the Landlord designates from time to time as being for the benefit of more than one component of the Property.
“Environmental Law” means any law or instrument having the force of law, and any policy or guideline of any governmental authority responsible for the protection of or control of the environment, related directly or indirectly to environmental matters or protection of the environment, adopted or issued by any governmental authority or other Person mandated by any Government to deal with matters related to the environment.
An “Event of Default” will occur whenever:
(a)	the Tenant is in default under this Lease and:
(i)	fails to remedy such default within 10 days (or such shorter period as may be provided in this Lease) after notice in writing from Landlord; or,

(ii)	if such default is other than in respect of Rent or any other amount payable pursuant to this Lease, cannot be reasonably remedied within 15 days or such

 2
shorter period after notice in writing from Landlord, the Tenant fails to commence to remedy such default within such 15 days or shorter period or thereafter fails to proceed diligently to remedy such default;
(b)	the Tenant or any Guarantor becomes bankrupt or insolvent or takes the benefit of any statute of any jurisdiction regarding bankrupt or insolvent persons or makes any proposal, assignment or arrangement with its creditors, or any steps are taken or proceedings commenced by any Person for the dissolution, winding-up or other termination of the existence of the Tenant or any Guarantor, or for the liquidation of their respective assets;

(c)	a trustee, receiver, receiver/manager or like Person is appointed with respect to the business or assets of the Tenant or any Guarantor;

(d)	the Tenant makes a sale in bulk of all or a substantial portion of its assets other than in conjunction with a Transfer consented to by Landlord in accordance with Section 5.1;

(e)	any Guarantor terminates, or purports or attempts to terminate, its obligations under its guarantee of the Tenant’s obligations under this Lease;

(f)	this Lease or any of the Tenant’s assets are taken or seized, before or after judgment, and such seizure is not challenged within 15 days of the date when effected;

(g)	a Transfer occurs other than in compliance with the provisions of this Lease;

(h)	any insurance policy covering the Building or any part of the Property or any occupant thereof is cancelled or threatened to be cancelled or adversely changed or is not renewed as a result of any use or occupancy of the Premises.
“Excluding Expenses” has the meaning ascribed thereto on Schedule “D”.
“Guarantor” means any Person who has guaranteed the Tenant’s obligations under this Lease, or agreed to do so.
“Hazardous Substances” means any substance in whatsoever form which constitutes from time to time, either during or after the Term, a contaminant, a pollutant, a dangerous or hazardous or toxic substance, a liquid or solid or industrial waste, a deleterious substance, or a source of pollution or contamination under any Environmental Law;
“Improvements” means all installations, repairs, replacements or improvements to the Premises by or on behalf of the Tenant, and includes, without limitation, all improvements, installations and additions from time to time made, erected or installed in the Premises by or on behalf of the Tenant or any previous occupant of the Premises, including signs and lettering, partitions, doors or hardware however affixed and whether or not moveable, all mechanical, electrical (including light control devices) and utility installations and all carpeting and drapes and other window coverings, but does not include Tenant Property.
“Land” means the land described in Schedule “E”, as same may be altered, expanded or reduced from time to time.
“Lease” means this lease including all schedules to this lease.
“Normal Business Hours” means the hours from 8:00 to 23:00 on Mondays through Fridays, and 8:00 to 23:00 on Saturdays and Sundays, unless any such day is a statutory holiday and except as expressly stipulated in Article 1 of Schedule B of this Lease.

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“Occupancy Period” means the period or periods adopted as the Occupancy Period from time to time by Landlord. The Landlord may adopt different Occupancy Periods for different purposes of this Lease.
“Operating Expenses” means all costs and expenses, without duplication and excluding Excluded Expenses, incurred by the Landlord in connection with, or allocated by the Landlord to the Property or incurred by it in connection with or allocated by it to the operation, management, administration, maintenance, improvement, insuring, cleaning, supervision, replacement, rebuilding or repair thereof, or the performance and discharge by the Landlord of its obligations under this Lease, subject to the following:
(a) Any costs and expenses of a capital nature which under good building management practice should be amortized over such period as the Landlord determines, and the Operating Expenses for each Occupancy Period shall include the share of the amortization attributed by the Landlord to such Period together with interest on the unamortized portion thereof at the rate determined by the Landlord from time to time as the rate (or average rate) payable by the Landlord for long-term financing related to the Property;
(b) Only such portion of the components of Operating Expenses attributable to the Common Areas which the Landlord, acting reasonably, allocates to the Building will be included in Operating Expenses; and
(c)	If in any Operating Period all of the leasable premises in the Building are not leased to tenants, those components of Operating Expenses which fluctuate based upon the level of occupancy of the Building will be increased to the amount as determined by the Landlord acting reasonably, which would have been incurred in connection therewith if all of the leasable premises in the Building had been leased during such Operating Period.
“Person” means any person, firm, partnership or corporation, or any group or combination of persons, firms, partnerships or corporations.
“Permitted Use” means the permitted use indicated on the Schedule of Principal Lease Terms.
“Premises” means the premises described on the Schedule of Principal Lease Terms.
“Prohibited Activities” means (i) offering to the public or to persons other than the Tenant and its employees and/or guests food from or within the Premises, (ii) the operation of a cafeteria or dining room where the public or persons other than the Tenant, its employees and/or guests are admitted, (iii) the installation or use of any machine dispensing goods, foods or beverages for sale in the Premises, except for the exclusive use of Tenant’s employees and guests, provided the dispensing machines are not accessible or visible to the public. (iv) the telemarketing operation or any activity of a similar nature resulting in high density usage, except has permitted in Section 2.3 of this Lease and (v) any activities which would contravene any of the exclusivities or restrictions on use granted from time to time by the Landlord to tenants of the Property. The Landlord represents that Tenant’s Permitted Use does not contravene to any of the exclusivities or restrictions on use to any other tenants of the Building.
“Property” means the Land and the related structures and facilities including the Building, the parking garage, the whole as improved or altered by the Landlord from time to time in its discretion.
“Rent” has the meaning ascribed thereto in Section 3.1.
“Rules and Regulations” means the rules and regulations adopted and promulgated by Landlord from time to time in respect of the Building and the Property. The Rules and Regulations existing as at the date of execution of this Lease are those set out in Schedule “F”.
“Secured Creditor” means the holder of, or secured party under, any Security and includes any trustee under a trust deed which constitutes Security.
“Security” means a mortgage, hypothec, charge, debenture, trust deed, pledge, prior claim or other security instrument which charges the Property, the Building or any part thereof (including renewals or extensions thereof).

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“Security Deposit” means the amount indicated as the security deposit on the Schedule of Principal Lease Terms.
“Tax on Capital” means an amount calculated as follows:
(a)	an amount equivalent to the Value of the Property multiplied by the applicable tax on capital rate imposed from time to time pursuant to the Taxation Act (Quebec), as amended or replaced from time to time or any other applicable tax on capital rate imposed from time to time by the taxing authorities having jurisdiction; plus,

(b)	an amount equivalent to the Value of the Property multiplied by the applicable tax on large corporations rate imposed from time to time pursuant to the Income Tax Act (Canada), as amended or replaced from time to time or any other applicable tax on capital rate imposed from time to time by the taxing authorities having jurisdiction
“Taxes” means all taxes, surtaxes, levies, charges, local improvement rates and assessments whatsoever assessed or levied from time to time against or with respect to the Property or any part thereof or Landlord’s interest therein by any lawful taxing authority and includes any amounts assessed or charged in substitution for or in lieu of or in addition to any such taxes and specifically includes any of the foregoing assessed or levied pursuant to the Loi sur la fiscalite municipale. Capital gains taxes, corporate, income, profit or excess profit taxes do not constitute Taxes to the extent such taxes are not levied in lieu of any of the foregoing. Taxes will in every instance be calculated on the basis of the Property being assessed as fully leased and operational. If the Property is not separately assessed by any taxing authority, Landlord, acting reasonably, will determine the portion of the total Taxes related to the assessment unit or units of which the Property forms a part which is attributable to the Property, and the amount thus determined by the Landlord will be included in the Taxes.
“Tenant Property” means the trade fixtures, computer and telephone associated wiring, cables and similar matters, moveable property, merchandise and personal effects from time to time situated within the Premises, but excluding any of the foregoing which constitute Improvements.
“Tenant’s Operating Expense Payment” means, in respect of an Occupancy Period, the aggregate of
(i)	the amount determined by first dividing the Operating Expenses in respect of such Occupancy Period by the Area of the Building and then multiplying the product of such division by the Area of the Premises; plus

(ii)	an administration fee in an amount equal to 15% of the amount determined pursuant to clause (i) of this definition
“Tenant’s Share of Tax on Capital” means in respect of an Occupancy Period the amount determined by first dividing the Tax on Capital in respect of such Occupancy Period by the Area of the Building and then multiplying the product of such division by the Area of the Premises.
“Tenant’s Share of the Taxes” means in respect of an Occupancy Period the amount determined by first dividing the Taxes in respect of such Occupancy Period by the Area of the Building and then multiplying the product of such division by the Area of the Premises.
“Tenant’s Tax Payment” means, in respect of an Occupancy Period, the Tenant’s Share of the Taxes and Tenant’s Share of Tax on Capital.
“Term” means the period indicated as such on the Schedule of Principal Lease Terms; provided, however, that if the Commencement Date occurs on a day other than the first day of the month, the Term shall be the period indicated as such on the Schedule of Principal Lease Terms plus the period from the Commencement Date to the first day of the calendar month first following the Commencement Date.
“Transfer” means an assignment of this Lease in whole or in part, a sub-lease of all or any part of the Premises, any transaction whereby the rights of the Tenant under this Lease or to the Premises are

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transferred to another, any transaction by which any right of management, use usufruct or occupancy of all or any part of the Premises is conferred upon anyone, any hypothec, mortgage, charge or encumbrance of this Lease or the Premises or any part thereof or other arrangement under which either this Lease or the Premises becomes security for any indebtedness or other obligations and includes any transaction or occurrence whatsoever (including, but not limited to, expropriation, receivership proceedings, seizure by legal process and transfer by operation of law), which has changed or might change the identity of the Persons having the use or occupancy of any part of the Premises, and the expression “Transfer” includes a Change of Control of the Tenant or of any person who controls the Tenant either directly or indirectly.
“Transferee” means the Person or Persons to whom a Transfer has been or is proposed to be made.
“Value of Property” means the aggregate book value to the Landlord of the Property (and all fixed assets, equipment and fixtures used in connection therewith) calculated before depreciation and amortization as at the end of each Occupancy Period.

SCHEDULE “D’"
EXCLUDED EXPENSES
For purposes of this Lease, the expression “Excluded Expenses” means:
(a)	the cost of any replacement of or major repair to the structure of the Building, including the structure of the roof and roof membranes, columns, floor slabs, foundations and exterior structural walls of the Building, but excluding for certainty, any repairs to or other matters which constitute normal periodic maintenance and repair in respect of any such items;

(b)	any exposure incurred by the Landlord for the exclusive benefit of any tenant of the Building or in connection with the leasing of space in the Building to any particular tenant, including brokers fees or commission, legal fees and expenses, marketing costs, the cost of remodeling space, any tenant inducements, the cost of lease take-overs, the cost of market studies and any other fees and expenses of a similar nature;

(c)	any costs related to the financing or refinancing of the Building or the Property;

(d)	any reserve for bad debt or other loss of rentals;

(e)	any amounts payable by the Landlord on account of financing of the Building or the Property, including payments of interest and principal in respect of such financing;

(f)	any costs or expenses attributable to any latent defect in the Premises (other than any improvements installed in the Premises by or on behalf of the Tenant);

(g)	the cost of acquisition of sculptures, paintings or other works of art;

(h)	the cost of any repairs (within the meaning of Section 6.3) which are covered by insurance, to the extent of the insurance proceeds actually received by the Landlord during the Occupancy Period in which the cost is incurred;

(i)	the cost of any work which is paid for by a Person other than the Landlord under a warranty obligation owed to the Landlord by such third Party.
Any insurance proceeds received by the Landlord in respect of the cost of repairs referred to in paragraph (h), the cost of which was included in Operating Expenses for a prior Occupancy Period shall be credited to the Operating Expenses for the Occupancy Period in which such proceeds are received.

SCHEDULE “E”
DESCRIPTION OF THE LAND
That certain emplacement fronting on Beaver Hall Hill and on Belmont Street, in the city of Montreal, Province of Quebec, known and designated as being lot number one million one hundred and seventy-nine thousand three hundred and ninety one (1,179,391) of the Cadastre of Quebec, Registration Division of Montreal.
With the building thereon erected bearing civic numbers 1080 and 1100 of Beaver Hall Hill and 605 of said Belmont Street, in the said city of Montreal.

SCHEDULE “F”
RULES AND REGULATIONS
1.	Common areas shall not be used by the Tenant for any purposes other than those designated by the Landlord. In Particular, the Tenant will not obstruct or otherwise interfere with the use of halls, staircases and other common passageways within the Property.

2.	The washroom facilities shall not be used for any purposes other than those for which they were constructed. Any damage resulting from misuse by the Tenant will be repaired by the Landlord at the Tenant’s expense.

3.	The Tenant shall not keep or permit any birds or animals to be kept in or about the Leased Premises or elsewhere upon the Property.

4.	The Tenant shall not permit any cooking in the Leased Premises other than by microwave for its personal use and that of its employees and in no event shall odours be permitted to escape to the common areas. The door of the cafeteria or similar facilities shall not give direct access to the common corridors.

5.	The Tenant will not use or permit the Leased Premises to be used for residential purposes or for the storage of personal effects or articles other than those required for business purposes.

6.	The Landlord may require that persons entering and leaving the Building at any time other than normal business hours comply with such security arrangements governing access to the Building or other parts of the Property as Landlord shall implement from time to time. The Landlord will have the right to prevent any person who does not respect such security arrangements from entering the Building and may require that any person who is found in the Building or elsewhere on the Property outside of normal business hours who does not comply therewith leave the Building.

7.	No dangerous explosives or noxious materials shall be kept or permitted to be kept in the Leased Premises.

8.	No heavy machinery or equipment, such as, without limitation, safes or vaults, will be brought into the Premises or moved either within the Premises or through the Building except with Landlord’s prior consent. The Landlord may make from time to time such rules with regard to the places in which the heavy equipment may be installed, and the manner in which such heavy equipment may be moved, as shall be necessary in the Landlord’s judgment in order to prevent damage to the Building. Whether or not the Tenant complies with the rules established by the Landlord in this regard, any damage to the Building arising from the moving of, use of or presence of any such heavy equipment shall be repaired at the Tenant’s expense. No freight or bulky matter of any description will be received into the Building or carried in elevators except during hours approved by the Landlord.

9.	The Tenant shall give the Landlord prompt notice of any accident to or any defect in the plumbing, heating, air-conditioning, ventilating, mechanical or electrical apparatus or any other part of the Building.

10.	The parking of cars or other vehicles shall be subject to the fees and charges and to the regulations established by the Landlord from time to time. The Landlord shall not be responsible for damage to or theft of any vehicles, their accessories or contents, caused by negligence or otherwise.

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11.	The Tenant will not place or cause to be placed any additional locks upon any doors of the Leased Premises without prior written approval of the Landlord. In any event, no locks shall be installed on the entrance doors or in any doors in the Leased Premises that are not keyed to the building master key system. Additional keys may be obtained from the Landlord at the cost of the Tenant. All emergency doors must be kept closed at all times.

12.	The Tenant shall be entitled to have its name as at the Commencement Date shown on the directory board of the Building (at Landlord’s expense) and at one of the entrance doors to the Leased Premises (at Tenant’s expense), but the Landlord shall in its sole discretion design the style of such identification and allocate the space on the directory board for the Tenant.

13.	The Tenant shall not conduct and shall not permit any canvassing in the Building.

14.	The Tenant acknowledges that the Landlord may from time to time close lanes, driveways and passages for the purpose of preserving the Landlord’s rights over such lanes, driveways and passages, if applicable.

15.	The Tenant will not install or permit to be installed any sign or other display which may be seen from the exterior of the Leased Premises.

16.	The Tenant will not use any hand trucks, or permit any hand trucks to be used, in the common corridors of the Building, and will not bring any vehicles of any kind into the Building.